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                                                                   Exhibit 23(a)


The Board of Directors
Insilco Corporation:

The audits referred to in our report dated January 31, 1997, except as to Notes 3, 18(c) and 20 to the consolidated financial statements, which are as of March 5, 1997, included the related financial statement schedules as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our report included herein, which is based partially on the report of other auditors, and to the reference to our firm under the heading "Experts" in the prospectus.

                                     KPMG Peat Marwick LLP

Columbus, Ohio
September 26, 1997